Total Number of Pages:  6
Exhibit Index on Sequential Page No.:  3




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):      June 25, 1996
                                                      ---------------


                                ORNDA HEALTHCORP
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


       1-11591                                           75-1776092
(Commission File Number)                      (IRS Employer Identification No.)

3401 West End Avenue, Nashville, Tennessee                 37203
(Address of principal executive office)                  (Zip Code)

Registrant's telephone number, including area code:  (615) 383-8599

Item 5.   Other Events.

          The Registrant hereby incorporates by reference the information about the Registrant set forth in Exhibit 99 attached hereto.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          (c)  Exhibits.

               99 The first two pages of Registrant's news release dated June 25, 1996.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ORNDA HEALTHCORP

                                        (Signature)
                                        Ronald P. Soltman
                                        Senior Vice President

Date:    June 25, 1996

                                  EXHIBIT INDEX

                                                                     Sequential
No.  Subject Matter                                                    Page No.

99   The first two pages of Registrant's news release dated June 25, 1996...  4

                                                                      Exhibit 99

[OrNda Letterhead]

FOR IMMEDIATE RELEASE:

Contact:          Keith B. Pitts
                  Executive Vice President and Chief Financial Officer
                    or
                  Thomas A. Bartels
                  Director of Investor Relations
                  OrNda HealthCorp
                  (615) 383-8599

                           ORNDA NET INCOME UP 32.6%
    -----------------------------------------------------------------------
                           THIRD QUARTER EPS OF $0.49

NASHVILLE, Tennessee (June 25, 1996) -- OrNda HealthCorp (NYSE:ORN) today reported that net income for the three months ended May 31, 1996, increased 32.6% to $29.3 million from $22.1 million in the third quarter of last year. Third quarter earnings from continuing operations were $29.3 million, up 36.2% from third quarter 1995 earnings from continuing operations of $21.5 million. Earnings per share rose to $0.49 on 60.4 million weighted average common and common equivalent shares for the third quarter ended May 31, 1996, compared with $0.47 on 45.6 million weighted average common and common equivalent shares for the same period last year. The majority of the increase in weighted average common and common equivalent shares is due to the issuance of 11.5 million common shares and the conversion of 1.4 million shares of convertible preferred stock to common shares in November 1995.

         Revenue for the third quarter of fiscal 1996 was $557.9 million compared with $497.9 million in last year's third quarter. OrNda's EBITDA margin improved to 16.3% for the third quarter of fiscal 1996 compared with 14.4% in the same period last year.

          Net income increased to $76.7 million for the first nine months of fiscal 1996 compared with $55.4 million in the same period of fiscal 1995, representing an increase of 38.5%. Income from continuing operations for the nine months ended May 31, 1996, increased to $76.7 million from $54.8 million for the same period in the prior year, an increase of 40.0%. Earnings per share for the nine months ended May 31, 1996, rose to $1.35 from $1.20 for the same period last year. For the nine months ended May 31, 1996, revenues were $1.6 billion compared with $1.4 billion last year. The Company's EBITDA margin increased to 15.6% from 14.5% for the same

                                    - MORE -

ORN Reports Third Quarter Results
Page 2
June 25, 1996

nine-month period last year. On a fully diluted basis, earnings per share for the nine months ended May 31, 1996 and 1995, were $1.34 and $1.20, respectively.

         For the nine months ended May 31, 1996, on a same hospital basis, revenues increased by 6.9%, admissions increased by 2.7%, and adjusted admissions increased by 6.1% over the prior year. For the third quarter, same hospital revenues rose by 4.7% compared with the same period last year. Same hospital admissions for the quarter were relatively flat and adjusted admissions rose by 2.9% over the prior year.

         Charles N. Martin, Jr., chairman, president and chief executive officer of OrNda HealthCorp, said, "We continue to be successful in obtaining more managed care business, particularly capitated contracts. Our success in managing medical utilization under these contracts has contributed positively to our operating margins. I am pleased to report that we are well positioned in our markets to implement our operational strategy which includes expansion of outpatient services and the continued development of integrated health care delivery networks."

         As previously announced, OrNda has signed definitive agreements to purchase The Fallon Healthcare System's Saint Vincent Healthcare System in Worcester, Massachusetts, and Centinela Hospital Medical Center in Inglewood, California. A letter of intent has also been signed with Cypress Fairbanks Medical Center in Houston, Texas. These three acquisitions are expected to add approximately $400 million in annual revenue to OrNda's operations.

         OrNda HealthCorp, based in Nashville, Tennessee, is the third largest investor-owned hospital management company in the United States. It is a leading provider of health care services, delivering a broad range of inpatient and outpatient health care services principally through the operation of 48 hospitals located in urban and suburban communities in 14 states. For additional information on the Company, visit OrNda HealthCorp's Web site: http://www.orndahealth.com

Additional Media Contact:     Paula Lovell
                              Lovell Communications Inc.
                              (615) 297-7766
                                     -###-